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                                                                Exhibit 99(k)(2)

                                ESCROW AGREEMENT

      THIS AGREEMENT is made as of January   , 2005, by and among HATTERAS
MULTI-STRATEGY FUND II, LP, a Delaware limited partnership (the "Company"), HATTERAS INVESTMENT PARTNERS, LLC, a Delaware limited liability company (the "Manager"), and PFPC INC., a Massachusetts corporation ("Escrow Agent").

                                   WITNESSETH

      WHEREAS, the Company has retained PFPC Inc. to provide certain administration, accounting and investor services pursuant to an Administration, Accounting and Investor Services Agreement dated as of January 1, 2005; and

      WHEREAS, the Company desires that PFPC Inc. also provide services as escrow agent for the purpose of receiving payments from potential subscribing members in the Company (the "Potential Investors") and PFPC Inc. wishes to provide such services.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. ACCEPTANCE BY ESCROW AGENT. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2. RIGHTS AND RESPONSIBILITIES OF ESCROW AGENT. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the Escrow Agent's rights, duties, liabilities and immunities.

      (a) The Escrow Agent shall act hereunder as a depositary only, and in its capacity as

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            such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it.

      (b) "Written Instructions" means written instructions received by the Escrow Agent and signed by the Manager or any other person duly authorized by the Manager, or by the members of the Company, to give such instructions on behalf of the Company. The instructions may be delivered by hand, mail or facsimile; except that any instruction terminating this Agreement may be given only by hand or mail. The Company shall file from time to time with the Escrow Agent a certified copy certified by the Manager of each resolution of the Manager or members authorizing the person or persons to give Written Instructions. Such resolution shall include certified signatures of such persons authorized to give Written Instructions. This shall constitute conclusive evidence of the authority of the signatories designated therein to act. Such resolution shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon unless and until it receives written notice from the Manager to the contrary.

            The Escrow Agent may rely upon and shall be protected for any action or omission it takes pursuant to Written Instructions if it, in good faith, believes such Written Instructions to be genuine. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent

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            shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the limited partnership agreement (the "Limited Partnership Agreement") or this Agreement or of any vote, resolution or proceeding of the Company's members, unless and until the Escrow Agent receives Written Instructions to the contrary.

      (c) The Escrow Agent shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The Escrow Agent shall be liable for any damages arising out if its failure to perform its duties under this Agreement only to the extent such damages arise out of its willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of such duties.

      (d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by the Escrow Agent or its affiliates.

      (e) Without limiting the generality of the foregoing or of any other provision of this Agreement, the Escrow Agent shall not be liable for losses beyond its control, provided it has acted in accordance with the standard of care set forth above; and the Escrow Agent shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond its control, including acts of civil or military

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            authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

      (f) The Company agrees to indemnify the Escrow Agent and hold it harmless from and against any tax, charge, loss, liability, expense (including reasonable attorneys fees and expenses), claim or demand arising directly or indirectly from any action or omission to act which the Escrow Agent takes (i) at the request or on the direction of or in reliance on the advice of the Company; (ii) upon Written Instructions; or (iii) in connection with the provision of services under this Agreement; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified pursuant to this sentence against any liability (or any expenses incident to such liability) arising out of the Escrow Agent's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Notwithstanding the provision of the immediately preceding sentence, the Company shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. These indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement.

      (g) The Escrow Agent shall have no duties except those specifically set forth in this

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            Agreement.

      (h) The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

      (i) The Escrow Agent shall notify promptly the Manager of any discrepancy between the amounts set forth on any remittance advice received by Escrow Agent and the sums delivered to it therewith.

3. DEFINITIONS. Except as specifically set forth herein, the terms used in this Agreement shall have the same meaning as set forth in the Administration, Accounting and Investor Services Agreement between the Company and PFPC Inc.

4. DEPOSIT OF ESCROW FUND. The Escrow Agent shall establish an account in the name of Hatteras Multi-Strategy Fund II, LP, Escrow Account for the Benefit of Investors (the "Subscription Account") and an account in the name of Hatteras Multi-Strategy Fund II, LP, Repurchase Account (the "Repurchase Account" and together with the Subscription Account, the "Accounts"). The Escrow Agent shall promptly deposit in the Subscription Account checks remitted by Potential Investors and made payable to the Company. Potential Investors also may deposit monies in the Subscription Account by wire transfer pursuant to instructions provided to them by the Company. Balances on deposit in the Subscription Account will earn interest at prevailing market rates pursuant to arrangements approved by the Company.

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5.    STATEMENTS. During the term of this Agreement, the Escrow Agent shall provide the Company with (a) monthly statements containing the beginning balance in each Account as well as all principal and income transactions for the statement period and (b) a daily summary of amounts deposited and the status of available funds. The Company shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements, except with respect to any such act or transaction as to which the Company shall, within 90 days after the furnishing of the statement, file written objections with the Escrow Agent.

6. DISTRIBUTIONS AND CLOSINGS. Upon Written Instructions, at each closing of each offering of interests in the Company, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the account designated by the Company. Such Written Instructions shall be sent to the Escrow Agent by 2:00 p.m. on the closing date with respect to each closing. In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Company, upon Written Instructions, the Escrow Agent shall promptly issue refunds to the Potential Investor in the amount of the principal balance with accrued interest. Such refunds shall be made in check form.

7. INTEREST. All interest earned on the escrow funds deposited in the Accounts hereunder shall be added to and held in the Accounts. With respect to each closing, pursuant to Written Instructions, within 5 business days of the crediting of such interest the Escrow Agent shall issue interest payments by wire to the Manager along with a cover letter. The Escrow Agent will prepare and send notifications on Form 1099 for each calendar

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      year.

8. REPURCHASES. The Company from time to time may wire balances to the Repurchase Account in connection with periodic repurchases of interests by the Company from its members. Upon Written Instructions, the Escrow Agent shall issue promptly repurchase payments from the Repurchase Account in check form to the repurchasing member whose interests have been repurchased. Upon Written Instructions, the Escrow Agent will withhold specified amounts from the amounts to be distributed to the members whose interests have been repurchased. Any interest earned thereon will be credited to the accounts of the Company.

9. TAX IDENTIFICATION NUMBER. All deposits to the Accounts shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Company, Manager or Potential Investor, as applicable.

10. COMPENSATION. The fee of the Escrow Agent for its services hereunder shall be paid by the Company as may be mutually agreed to in writing by the Company and Escrow Agent. Notwithstanding the foregoing, standard account transaction charges will be billed to the Company as an out-of-pocket expense.

11. AMENDMENT. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

12. TERMINATION. This Agreement shall continue until terminated by either party on 60 days' prior written notice. Upon the termination of this Agreement and upon the delivery of the

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      balance of the Accounts to a successor escrow agent or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder.

      If no successor Escrow Agent has been designated pursuant to Written Instructions to receive the balance of the Accounts at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary. Upon written notification by the Company of the appointment of the successor, the Escrow Agent shall promptly deliver the balance of the Accounts to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and it shall be released and discharged of any and all further obligations hereunder.

13. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

14. MISCELLANEOUS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.

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15.   NOTICES. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

      (a)   If to the Company

            Hatteras Multi-Strategy Fund II, LP
            Attn: Michael Fields
            8816 Six Forks Road
            Suite 107
            Raleigh, NC  27615

      (b)   If to the Escrow Agent
            PFPC Inc.
            Attn: _______________
            301 Bellevue Parkway
            Wilmington, DE 19809

      (c)   If to the Manager
            Hatteras Investment Partners, LLC
            Attn: Michael Fields
            8816 Six Forks Road
            Suite 107
            Raleigh, NC  27615

16. PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided that, the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and instructions.

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18.   CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC Inc.'s affiliates are financial institutions, and PFPC Inc. may, as a matter of policy, request (or may have already requested) the Company's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC Inc. may also ask (and may have already asked) for additional identifying information, and PFPC Inc. may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

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      IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HATTERAS MULTI-STRATEGY FUND II, LP

By: _________________________________

Name: _______________________________

Title: ______________________________

HATTERAS INVESTMENT PARTNERS, LLC (as "Manager")

By: _________________________________

Name: _______________________________

Title: ______________________________

PFPC INC.

By: _________________________________

Name: _______________________________

Title: ______________________________

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